Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated March 26, 2015, except for the effects of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 27, 2017 relating to the financial statements and financial statement schedule, which appears in Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 28, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 23, 2018